Exhibit 99.1
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CAESARS                                                                     News
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ENTERTAINMENT\


CONTACTS:  FOR IMMEDIATE RELEASE

Caesars Entertainment                            Grand Sierra Resort Corp.
Investors                Media                   Beckley Singleton Chtd.
Josh Hirsberg            Robert W. Stewart       David Wasick
702.699.5269             702.699.5043            775.823.2900 cell: 775.720.4607
hirsbergj@parkplace.com  stewartr@parkplace.com  dwasick@beckleylaw.com


               Caesars Entertainment agrees to sell Reno Hilton
                         to Grand Sierra Resort Corp.


LAS VEGAS, May 11, 2005 - Caesars Entertainment Inc. (NYSE: CZR) today announced that it has entered into a definitive agreement to sell its Reno Hilton casino resort to Grand Sierra Resort Corp., a Nevada-based hotel and resort developer, for approximately $150 million.

The transaction is expected to close by the end of the fourth quarter of 2005 and is subject to customary regulatory approvals and closing conditions outlined in the purchase agreement.

With nearly 2,000 rooms, ten restaurants, 200,000 square feet of convention space, a world-class dinner theater and 107,000 square feet of gaming space with more than 1,300 slot machines, the Reno Hilton is one of the premier casino resorts in Northern Nevada. Grand Sierra Resort Corp. plans to reconstruct the property to create the quintessential entertainment destination, which will include one of the world's largest indoor water parks. Upon approval of the Nevada Gaming Control Board and the Nevada Gaming Commission, Larry Woolf, former chief executive officer and chairman of MGM Grand Hotel, Las Vegas, will lease the property's gaming operations from Grand Sierra Resort Corp.

"We have some very exciting plans for the Reno Hilton, which I believe is one of the most exceptional properties in Nevada," said Thomas J. Schrade, president of Grand Sierra Resort Corp. "We will disclose further details of those plans as we move forward. Right now, we simply want to say that we are looking forward to working very closely with the people and public officials of Reno to develop an extraordinary resort that will create significant economic benefits for the community."

Under the terms of the agreement, Grand Sierra Resort Corp. will purchase certain assets of the Reno Hilton and will assume certain related current liabilities. In addition, a subsidiary of the Navegante Group will purchase certain of the gaming assets of the Reno Hilton from Caesars Entertainment and will assume certain gaming-related current liabilities.

Pending regulatory approval, the Navegante Group will operate the casino at the Reno Hilton pursuant to an casino lease agreement with Grand Sierra. The aggregate consideration may be adjusted for changes in net working capital. Oppenheimer & Company is the exclusive financial advisor to Grand Sierra Resort Corp. Caesars Entertainment was represented by CB Richard Ellis on the transaction.

About Grand Sierra Resort Corp.
-------------------------------

Grand Sierra Resort Corp., a Nevada based company, was formed by a group of developers and investors who collectively have more than one hundred years of experience in real estate development, hospitality, and gaming. Grand Sierra Resort identified the Reno Hilton as having the capacity, both in land and structure, to support one of the world's largest indoor water park and entertainment destinations. Grand Sierra plans on redeveloping the property by creating a synergistically themed resort, blending hotel, condominiums, indoor water park, retail stores, restaurants, theme parks and midways elements into an unparalleled guest experience.

Additional information on Grand Sierra Resort Corp. can be accessed through the company's web site www.grandsierraresort.com

About Caesars Entertainment
----------------------------

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world's leading gaming companies. With annual revenue of $4.2 billion, 24 properties on three continents, more than 25,000 hotel rooms, two million square feet of casino space and 50,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

The company's Board of Directors in July 2004 accepted an offer from Harrah's Entertainment, Inc. to acquire the company for approximately $1.9 billion in cash and 67.9 million shares of Harrah's common stock. Shareholders of both companies approved the merger in separate meetings on March 11, 2005. The transaction is contingent on approval by federal and state regulatory agencies and is expected to close in the second quarter of 2005.

Additional information on Caesars Entertainment can be accessed through the company's web site at www.caesars.com.


Safe Harbor

This document includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance, and future financial results of Caesars and Harrah's anticipated acquisition of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC, including Caesars Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein): financial community and rating agency perceptions of Caesars, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively consummate Harrah's acquisition of Caesars and integrate Caesars properties into Harrah's operations; the loss of Caesars personnel in connection with Harrah's acquisition of Caesars; access to available and feasible financing, including financing for Harrah's acquisition of Caesars, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and revenue; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

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